April 2019 Registration Statement No. 333-212571 Pricing Supplement dated April 12, 2019 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Dual Directional Buffered Participation Securities Based on the Value of the Dow Jones Industrial Average® due November 4, 2020

Principal at Risk Securities

Unlike conventional debt securities, the securities will pay no interest and provide a minimum payment at maturity of only 10% of the stated principal amount. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the stated principal amount plus a return equal to the appreciation of the underlier, subject to the maximum payment at maturity. If the final underlier value is less than the initial underlier value but not by more than the buffer amount, at maturity investors will receive the stated principal amount plus a positive return equal to the absolute value of the percentage decline of the underlier from the initial underlier value, subject to an inherent maximum return at maturity of 10%. However, if the final underlier value is less than the initial underlier value by more than the buffer amount, at maturity investors will lose 1% of the stated principal amount for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount. Investors may lose up to 90% of the stated principal amount of the securities. The securities are for investors who seek an equity index-based return and who are willing and able to risk a significant portion of their principal and forgo current income and upside above the maximum payment at maturity in exchange for the buffer feature, which applies to a limited range of negative performance of the underlier, and the absolute value return feature, which applies only if the final underlier value is less than the initial underlier value but not by more than the buffer amount of 10%. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

FINAL TERMS
Issuer:	Barclays Bank PLC
Reference asset*:	Dow Jones Industrial Average® (Bloomberg ticker symbol “INDU<Index>”) (the “underlier”)
Aggregate principal amount:	$4,231,990
Stated principal amount:	$10 per security
Initial issue price:	$10 per security (see “Commissions and initial issue price” below)
Pricing date:	April 12, 2019
Original issue date:	April 17, 2019
Valuation date†:	October 30, 2020
Maturity date†:	November 4, 2020
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per security determined as follows:

•    If the final underlier value is greater than the initial underlier value:

the lesser of (a) $10 + upside payment and (b) maximum payment at maturity

•    If the final underlier value is equal to the initial underlier value or less than the initial underlier value but not by more than the buffer amount of 10%:

$10 + ($10 × absolute value return)

In this scenario, you will receive a positive 1% return on the securities for each 1% decrease of the underlier. In no event will this amount exceed the stated principal amount plus $1.00.

•    If the final underlier value is less than the initial underlier value by more than the buffer amount of 10%:

($10 × underlier performance factor) + $1.00

This amount will be less than the stated principal amount of $10, but will be at least $1.00.

Investors may lose up to 90% of their initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Maximum payment at maturity:	$11.115 per security (111.15% of the stated principal amount)
Minimum payment at maturity:	$1.00 per security (10% of the stated principal amount)
Upside payment:	$10 × underlier return
Buffer amount:	10%. As a result of the buffer amount of 10%, the value at or above which the underlier must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities is 23,771.07, which is 90% of the initial underlier value.
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Absolute value return:	The absolute value of the underlier return. For example, a -5% underlier return will result in a +5% absolute value return.
Underlier performance factor:	final underlier value / initial underlier value
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$10	$10	$0.20(2) $0.05(3)	$9.75
Total	$4,231,990.00	$4,231,990.00	$105,799.75	$4,126,190.25

(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is $9.686 per security. The estimated value is less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 13 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this document in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this document in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this document is being used in a market resale transaction.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated March 30, 2018	Prospectus Supplement dated July 18, 2016	Index Supplement dated July 18, 2016

Dual Directional Buffered Participation Securities Based on the Value of the Dow Jones Industrial Average® due November 4, 2020

Principal at Risk Securities

Terms continued from previous page:
Initial underlier value:	26,412.30, which is the closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
Closing level*:	Closing level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06747A870 / US06747A8707
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	If the underlier is discontinued or if the sponsor of the underlier fails to publish the underlier, the calculation agent may select a successor underlier or, if no successor underlier is available, will calculate the value to be used as the closing level of the underlier. In addition, the calculation agent will calculate the value to be used as the closing level of the underlier in the event of certain changes in or modifications to the underlier. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.
†	The valuation date may be postponed if the valuation date is not a scheduled trading day or if a market disruption event occurs on the valuation date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Barclays Capital Inc.

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Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated March 30, 2018: http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

▪	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

▪	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

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Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 13 of this document.

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Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the securities further acknowledges and agrees that the rights of the holders of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Principal at Risk Securities

Investment Summary

Dual Directional Buffered Participation Securities

Principal at Risk Securities

The Dual Directional Buffered Participation Securities Based on the Value of the Dow Jones Industrial Average® due November 4, 2020 (the “securities”) can be used:

▪	As an opportunity to gain exposure to the underlier for a certain range of positive performance of the underlier

▪	To obtain a buffer against a specified level of negative performance in the underlier

▪	To provide a positive return in the event of a decline of the underlier from the pricing date to the valuation date, but only if the final underlier value is not less than the initial underlier value by more than the buffer amount of 10%

If the final underlier value is less than the initial underlier value by more than the buffer amount, at maturity investors will lose 1% of the stated principal amount of their investment for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount.

Maturity:	Approximately 18.5 months
Maximum payment at maturity:	$11.115 per security (111.15% of the stated principal amount)
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per security. Investors may lose up to 90% of the stated principal amount of the securities.
Interest:	None

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Principal at Risk Securities

Key Investment Rationale

Investors may lose up to 90% of the stated principal amount of the securities. The securities are for investors who seek an equity index-based return and who are willing and able to risk a significant portion of their principal and forgo current income and upside above the maximum payment at maturity in exchange for the buffer feature, which applies to a limited range of negative performance of the underlier, and the absolute value return feature, which applies only if the final underlier value is less than the initial underlier value but not by more than the buffer amount of 10%.

Absolute Value Return Feature	The securities offer investors the potential for a positive return at maturity if the final underlier value is less than the initial underlier value but not by more than the buffer amount of 10%.
Upside Scenario if the Underlier Appreciates	The final underlier value is greater than the initial underlier value. In this case, at maturity, the securities pay the stated principal amount of $10 plus a return equal to the underlier return, subject to the maximum payment at maturity of $11.115 per security (111.15% of the stated principal amount).
Par Scenario	The final underlier value is equal to the initial underlier value. In this case, at maturity, the securities pay the stated principal amount of $10 per security.
Absolute Value Return Scenario	The final underlier value is less than the initial underlier value but not by more than the buffer amount. In this case, at maturity, the securities pay a positive 1% return for each 1% decrease of the underlier. For example, if the final underlier value is 5% less than the initial underlier value, the securities will provide a total positive return of 5% at maturity. Because the buffer amount is 10%, any positive return in the event that the final underlier value is less than the initial underlier value is limited to 10%.
Downside Scenario	The final underlier value is less than the initial underlier value by more than the buffer amount. In this case, at maturity, the securities pay less than the stated principal amount by an amount that is equal to the percentage decrease from the initial underlier value to the final underlier value beyond the buffer amount of 10%. For example, if the final underlier value is equal to 50% of the initial underlier value, the securities will pay $6.00 per security, or 60% of the stated principal amount, for a loss of 40% of the stated principal amount. The minimum payment at maturity is $1.00 per security.

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Principal at Risk Securities

Selected Purchase Considerations

The securities are not suitable for all investors. The securities may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final underlier value will be greater than the initial underlier value, and you are willing and able to accept the risk that, if the final underlier value is less than the initial underlier value by more than the buffer amount, you will lose some, and may lose up to 90%, of the stated principal amount of the securities.

▪	You understand and accept that any potential return on the securities is limited by the maximum payment at maturity.

▪	You understand that the absolute value return feature applies only if the underlier decreases from the initial underlier value but not by more than 10%, that any positive return in the event that the final underlier value is less than the initial underlier value is limited to 10% and that any decline in the final underlier value from the initial underlier value by more than 10% will result in a loss, rather than a positive return, on the securities.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the underlier, nor will you have any voting rights with respect to the securities composing the underlier.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value will be less than the initial underlier value, or you are unwilling or unable to accept the risk that, if the final underlier value is less than the initial underlier value by more than the buffer amount, you will lose some, and may lose up to 90%, of the stated principal amount of the securities.

▪	You seek an investment with uncapped exposure to any positive performance of the underlier.

▪	You are unwilling or unable to accept that the absolute value return feature applies only if the underlier decreases from the initial underlier value but not by more than 10%, that any positive return in the event that the final underlier value is less than the initial underlier value is limited to 10% or that any decline in the final underlier value from the initial underlier value by more than 10% will result in a loss, rather than a positive return, on the securities.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the underlier.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the index supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

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Principal at Risk Securities

How the Dual Directional Buffered Participation Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security
Buffer amount:	10%
Maximum payment at maturity:	$11.115 per security (111.15% of the stated principal amount)
Minimum payment at maturity:	$1.00 per security

Dual Directional Buffered Participation Securities Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final underlier value is greater than the initial underlier value, at maturity investors will receive the $10 stated principal amount plus a return equal to the appreciation of the underlier from the initial underlier value to the final underlier value, subject to the maximum payment at maturity. Under the terms of the securities, investors will realize the maximum payment at maturity at a final underlier value of 111.15% of the initial underlier value.

▪	For example, if the underlier appreciates by 3%, at maturity investors would receive a 3% return, or $10.30 per security.

▪	If the underlier appreciates by 50%, investors would receive only the maximum payment at maturity of $11.115 per security, or 111.15% of the stated principal amount.

▪	Par Scenario. If the final underlier value is equal to the initial underlier value, at maturity investors will receive the stated principal amount of $10 per security.

▪	Absolute Value Return Scenario. If the final underlier value is less than the initial underlier value but not by more than the buffer amount of 10%, at maturity investors will receive a positive 1% return on the securities for each 1% decrease of the underlier.

▪	For example, if the underlier depreciates by 5%, at maturity investors would receive a 5% return, or $10.50 per security.

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Principal at Risk Securities

▪	Downside Scenario. If the final underlier value is less than the initial underlier value by more than the buffer amount of 10%, at maturity investors will receive an amount that is less than the $10 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the underlier beyond the buffer amount. Investors may lose up to 90% of their initial investment in the securities.

▪	For example, if the underlier depreciates 50%, investors would lose 40% of their principal and receive only $6.00 per security at maturity, or 60% of the stated principal amount.

What Is the Total Return on the Securities at Maturity, Assuming a Range of Performances for the Underlier?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the securities. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume a hypothetical initial underlier value of 100.00 and reflect the maximum payment at maturity of $11.115 per security (111.15% of the stated principal amount) and reflect the buffer amount of 10%. The hypothetical initial underlier value of 100.00 has been chosen for illustrative purposes only and does not represent the actual initial underlier value. Please see “Dow Jones Industrial Average® Overview” below for recent actual values of the underlier. The actual initial underlier value is set forth on the cover page of this document. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the securities.

Final Underlier Value	Underlier Return	Underlier Performance Factor	Absolute Value Return	Payment at Maturity	Total Return on Securities
150.00	50.00%	N/A	N/A	$11.115	11.15%
140.00	40.00%	N/A	N/A	$11.115	11.15%
130.00	30.00%	N/A	N/A	$11.115	11.15%
120.00	20.00%	N/A	N/A	$11.115	11.15%
111.15	11.15%	N/A	N/A	$11.115	11.15%
110.00	10.00%	N/A	N/A	$11.000	10.00%
105.00	5.00%	N/A	N/A	$10.500	5.00%
102.50	2.50%	N/A	N/A	$10.250	2.50%
100.00	0.00%	N/A	0.00%	$10.000	0.00%
95.00	-5.00%	N/A	5.00%	$10.500	5.00%
90.00	-10.00%	N/A	10.00%	$11.000	10.00%
85.00	-15.00%	85.00%	N/A	$9.500	-5.00%
80.00	-20.00%	80.00%	N/A	$9.000	-10.00%
70.00	-30.00%	70.00%	N/A	$8.000	-20.00%
60.00	-40.00%	60.00%	N/A	$7.000	-30.00%
50.00	-50.00%	50.00%	N/A	$6.000	-40.00%
40.00	-60.00%	40.00%	N/A	$5.000	-50.00%
30.00	-70.00%	30.00%	N/A	$4.000	-60.00%
20.00	-80.00%	20.00%	N/A	$3.000	-70.00%
10.00	-90.00%	10.00%	N/A	$2.000	-80.00%
0.00	-100.00%	0.00%	N/A	$1.000	-90.00%

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Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 150.00.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + upside payment and (b) maximum payment at maturity

= the lesser of (a) $10 + ($10 × underlier return) and (b) $11.115

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = (150.00 – 100.00) / 100.00 = 50.00%

Next, calculate the upside payment:

upside payment = $10 × underlier return = ($10 × 50.00%) = $5.00

Because $10 plus the upside payment of $5.00 is greater than the maximum payment at maturity, the payment at maturity is equal to the maximum payment at maturity of $11.115 per security, representing a 11.15% total return on the securities.

Example 2: The value of the underlier increases from the initial underlier value of 100.00 to a final underlier value of 102.50.

Because the final underlier value is greater than the initial underlier value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + upside payment and (b) maximum payment at maturity

= the lesser of (a) $10 + ($10 × underlier return) and (b) $11.115

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = (102.50 – 100.00) / 100.00 = 2.50%

Next, calculate the upside payment:

upside payment = $10 × underlier return = ($10 × 2.50%) = $0.25

Because $10 plus the upside payment of $0.25 is less than the maximum payment at maturity, the payment at maturity is equal to $10.250 per security, representing a 2.50% total return on the securities.

Example 3: The value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 95.00.

Because the final underlier value is less than the initial underlier value but not by more than the buffer amount of 10%, the payment at maturity is calculated as follows:

$10 + ($10 × absolute value return)

First, calculate the underlier return:

underlier return = (final underlier value – initial underlier value) / initial underlier value = (95.00 – 100.00) / 100.00 = -5.00%

Next, calculate the payment at maturity. Because the absolute value of the underlier return of -5.00% is +5.00%, the payment at maturity is equal to:

$10 + ($10 × 5.00%) =$10.500

The total return on the securities is 5.00%.

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Example 4: The value of the underlier decreases from the initial underlier value of 100.00 to a final underlier value of 50.00.

Because the final underlier value is less than the initial underlier value by more than the buffer amount of 10%, the payment at maturity is equal to $6.000 per security, calculated as follows:

($10 × underlier performance factor) + $1.00

= [$10 × (final underlier value / initial underlier value)] + $1.00

= [$10 × (50.00 / 100.00)] + $1.00 = $6.000

The total return on the securities is -40.00%.

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Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the underlier or any of the securities composing the underlier. The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to the Securities Generally”; and

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

▪	The securities do not pay interest and provide a minimum payment at maturity of only 10% of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide a minimum payment at maturity of only 10% of your principal. If the final underlier value is less than the initial underlier value by more than the buffer amount of 10%, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by a percentage equal to the percentage decrease from the initial underlier value to the final underlier value beyond the buffer amount. You may lose up to 90% of your initial investment in the securities.

▪	The appreciation potential of the securities is limited by the maximum payment at maturity. The appreciation potential of the securities is limited by the maximum payment at maturity of $11.115 per security (111.15% of the stated principal amount). Because the payment at maturity will be limited to 111.15% of the stated principal amount for the securities, any increase in the final underlier value as compared to the initial underlier value by more than 11.15% of the initial underlier value will not further increase the return on the securities.

▪	Your potential for a positive return from depreciation of the underlier is limited. The absolute value return feature applies only if the final underlier value is less than the initial underlier value but not by more than the buffer amount of 10%. Thus, any return potential of the securities in the event that the final underlier value is less than the initial underlier value is limited to 10%. Any decline in the final underlier value from the initial underlier value by more than 10% will result in a loss, rather than a positive return, on the securities.

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

▪	Investing in the securities is not equivalent to investing in the underlier or the securities composing the underlier. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underlier.

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to

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do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	The final underlier value is not based on the value of the underlier at any time other than the valuation date. The final underlier value will be based solely on the closing level of the underlier on the valuation date and the payment at maturity will be based solely on the final underlier value as compared to the initial underlier value. Therefore, if the value of the underlier has declined as of the valuation date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the final underlier value been determined at a time prior to such decline or after the value of the underlier has recovered. Although the value of the underlier on the maturity date or at other times during the term of your securities may be higher than the closing level of the underlier on the valuation date, you will not benefit from the value of the underlier at any time other than on the valuation date.

▪	Adjustments to the underlier could adversely affect the value of the securities. The publisher of the underlier may discontinue or suspend calculation or publication of the underlier at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial underlier value and, therefore, the value at or above which the underlier must close on the valuation date so that the investor does not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect the value of the underlier on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlier;

o	dividend rates on the securities composing the underlier;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Dow Jones Industrial Average® Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The estimated value of your securities is lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is lower than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

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▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

▪	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, we will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the underlier is to be determined; if the underlier is discontinued or if the sponsor of the underlier fails to publish the underlier, selecting a successor underlier or, if no successor underlier is available,

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determining any value necessary to calculate any payments on the securities; and calculating the value of the underlier on any date of determination in the event of certain changes in or modifications to the underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Dow Jones Industrial Average® Overview

The underlier is a price-weighted index that seeks to measure the performance of 30 U.S. blue-chip companies. The underlier covers all industries with the exception of transportation and utilities. For more information about the underlier, see “Indices—The Dow Jones Industrial Average®” in the accompanying index supplement.

Information about the underlier as of market close on April 12, 2019:

Bloomberg Ticker Symbol:	INDU	52 Week High:	26,828.39
Current Closing Level:	26,412.30	52 Week Low:	21,792.20
52 Weeks Ago (4/13/2018):	24,360.14

The following table sets forth the published high, low and period-end closing levels of the underlier for each quarter for the period of January 2, 2014 through April 12, 2019. The associated graph shows the closing levels of the underlier for each day in the same period. The closing level of the underlier on April 12, 2019 was 26,412.30. We obtained the closing levels of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing level of the underlier during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the underlier will not result in a loss on your initial investment.

Dow Jones Industrial Average®	High	Low	Period End
2014
First Quarter	16,530.94	15,372.80	16,457.66
Second Quarter	16,947.08	16,026.75	16,826.60
Third Quarter	17,279.74	16,368.27	17,042.90
Fourth Quarter	18,053.71	16,117.24	17,823.07
2015
First Quarter	18,288.63	17,164.95	17,776.12
Second Quarter	18,312.39	17,596.35	17,619.51
Third Quarter	18,120.25	15,666.44	16,284.70
Fourth Quarter	17,918.15	16,272.01	17,425.03
2016
First Quarter	17,716.66	15,660.18	17,685.09
Second Quarter	18,096.27	17,140.24	17,929.99
Third Quarter	18,636.05	17,840.62	18,308.15
Fourth Quarter	19,974.62	17,888.28	19,762.60
2017
First Quarter	21,115.55	19,732.40	20,663.22
Second Quarter	21,528.99	20,404.49	21,349.63
Third Quarter	22,412.59	21,320.04	22,405.09
Fourth Quarter	24,837.51	22,557.60	24,719.22
2018
First Quarter	26,616.71	23,533.20	24,103.11
Second Quarter	25,322.31	23,644.19	24,271.41
Third Quarter	26,743.50	24,174.82	26,458.31
Fourth Quarter	26,828.39	21,792.20	23,327.46
2019
First Quarter	26,091.95	22,686.22	25,928.68
Second Quarter (through April 12, 2019)	26,424.99	26,143.05	26,412.30

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Underlier Historical Performance*— January 2, 2014 to April 12, 2019

* The dotted line indicates 90% of the initial underlier value as an illustration of the buffer amount of 10%.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the securities should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underlier. Assuming this treatment is respected, upon a sale or exchange of the securities (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities. This gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of the securities at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the securities do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and	The net proceeds we receive from the sale of the securities will be used for various corporate

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hedging:

purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlier and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the securities or any amounts payable on your securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 20, 2018, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 20, 2018, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 20, 2018, which has been filed as an exhibit to the report on Form 6-K referred to above.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document.

We expect that delivery of the securities will be made against payment for the securities on the original issue date indicated on the cover of this document, which is expected to be more than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to two business days before delivery will be required, by virtue of the fact that the securities will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

The securities are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the

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Dual Directional Buffered Participation Securities Based on the Value of the Dow Jones Industrial Average® due November 4, 2020

Principal at Risk Securities

securities or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such securities or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

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